Exhibit 99.1

Cerner Reports Third Quarter 2011 Results

Record Revenue, Bookings, Earnings and Cash Flow

KANSAS CITY, Mo. — October 27, 2011 — Cerner Corporation (Nasdaq: CERN) today announced results for the 2011 third quarter that ended October 1, 2011, delivering record levels of bookings, revenue, earnings and cash flow.

Bookings in the third quarter of 2011 were $650.3 million, an increase of 31 percent compared to third quarter 2010 bookings of $495.7 million. Bookings were an all-time high for a third quarter and the second highest result in company history.

Third quarter revenue was $571.6 million, an increase of 24 percent compared to $462.7 million in the year-ago period.

On a Generally Accepted Accounting Principles (GAAP) basis, third quarter 2011 net earnings were $78.8 million and diluted earnings per share were $0.45. Third quarter 2010 GAAP net earnings were $60.9 million and diluted earnings per share were $0.36.

The number of shares and the per share amounts for all periods presented within reflect the two-for-one stock split effective June 24, 2011.

Adjusted (non-GAAP) Earnings

Adjusted third quarter 2011 net earnings were $83.5 million, an increase of 28 percent compared to $65.0 million of adjusted net earnings in the third quarter of 2010. Adjusted diluted earnings per share were $0.48 in the third quarter of 2011 compared to $0.38 of adjusted diluted earnings per share in the year-ago quarter. Analysts’ consensus estimate for third quarter 2011 adjusted diluted earnings per share was $0.47.

Adjusted Net Earnings is not a recognized term under GAAP and should not be substituted for net earnings as a measure of the Company’s performance but instead should be utilized as a supplemental measure of financial performance in evaluating our business. Following is a description of adjustments made to net earnings. For more detail, please see the accompanying schedule, titled “Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings Per Share to GAAP Net Earnings and Diluted Earnings Per Share.”

Adjusted third quarter 2011 and 2010 net earnings and diluted earnings per share exclude share-based compensation expense, which reduced third quarter 2011 net earnings and diluted earnings per share by $4.6 million and $0.03, respectively, and reduced third quarter 2010 net earnings and diluted earnings per share by $4.1 million and $0.02, respectively.

Other Third Quarter Highlights:

•	Third quarter cash collections of $532.8 million and record operating cash flow of $129.2 million.

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Third quarter free cash flow of $84.5 million, which is an all-time high level of free cash flow in a third quarter. Free cash flow is a non-GAAP financial measure defined as operating cash flow less capital expenditures and capitalized software. For more detail, please see the accompanying schedule, titled “Reconciliation of GAAP Operating Cash Flow to non-GAAP Free Cash Flow.”

•	Days sales outstanding of 87 days, which is down from 91 days in the year-ago quarter.

•	Total revenue backlog of $5.66 billion, up 21 percent over the year-ago quarter. This is comprised of $4.96 billion of contract backlog and $691 million of support and maintenance backlog.

“We delivered strong results in Q3, including outstanding bookings, revenue, earnings, and cash flow performance,” said Neal Patterson, Cerner chairman, CEO, president and co-founder. “We continue to see a high level of interest in our broad suite of solutions and services, which is reflected in the record attendance at our recent Cerner Health Conference, as health care providers recognize the need to leverage information technology in order to meet upcoming regulatory requirements. Additionally, providers are looking to cloud-based platforms, such as Cerner Healthe Intent™, that leverage EHR data to improve quality while controlling the cost of care. We believe Cerner remains well positioned to continue benefitting from demand driven by stimulus and the changing landscape of health care as we strengthen our alignment with our clients around the world,” Patterson said.

Future Period Guidance

Cerner currently expects:

•	Fourth quarter 2011 revenue between $575 million and $595 million.

•	Fourth quarter 2011 adjusted diluted earnings per share before share based compensation expense between $0.51 and $0.53.

•	Fourth quarter 2011 new business bookings between $630 million and $670 million.

•	Share based compensation expense to reduce diluted earnings per share by approximately $0.03 in the fourth quarter of 2011.

Earnings Conference Call

Cerner will host an earnings conference call to provide additional detail on these results at 3:30 p.m. CT on October 27. The dial-in number for the conference call is (617) 213-8058; the passcode is Cerner. The company recommends joining the call 15 minutes early for registration. The re-broadcast of the call will be available from 6:30 p.m. CT, October 27 through 11:59 p.m. CT, October 30. The dial-in number for the re-broadcast is (617) 801-6888; the passcode is 90474694.

An audio webcast will be available live and archived on Cerner’s website at www.cerner.com under the About Cerner section (click Investor Relations, then Presentations and Webcasts).

About Cerner

Cerner is contributing to the systemic change of health and care delivery. For more than 30 years Cerner has been executing its vision to make health care safer and more efficient. We started with the foundation of digitizing paper processes and now offer the most comprehensive array of information software, professional services, medical device integration, remote hosting and employer health and wellness services. Cerner systems are used by everyone from individual consumers, to single-doctor practices, hospitals, employers and entire countries. Taking what we’ve learned over more than three decades, Cerner is building on the knowledge that is in the system to support evidence-based clinical decisions, prevent medical errors and empower patients in their care.

Cerner® solutions are licensed by approximately 9,000 facilities around the world, including more than 2,600 hospitals; 3,500 physician practices covering more than 30,000 physicians; 500 ambulatory facilities, such as laboratories, ambulatory centers, cardiac facilities, radiology clinics and surgery centers; 800 home health facilities; 40 employer sites and 1,600 retail pharmacies. Certain trademarks, service marks and logos (collectively, the “Marks”) set forth herein are owned by Cerner Corporation and/or its subsidiaries in the United States and certain other countries throughout the world. All other non-Cerner Marks are the property of their respective owners. Nasdaq: CERN. For more information about Cerner, please visit www.cerner.com, Twitter, Facebook and YouTube.

This release contains forward-looking statements that involve a number of risks and uncertainties. It is important to note that the Company’s performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. The words “continue,” “believe,” “guidance,” “expects” or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: the possibility of product-related liabilities; potential claims for system errors and warranties; the possibility of interruption at our data centers or client support facilities; our proprietary technology may be subject to claims for infringement or misappropriation of intellectual property rights of others, or may be infringed or misappropriated by others; risks associated with our non-U.S. operations; risks associated with our ability to effectively hedge exposure to fluctuations in foreign currency exchange rates; the potential for tax legislation initiatives that could adversely affect our tax position and/or challenges to our tax positions in the United States and non-U.S. countries; risks associated with our recruitment and retention of key personnel; risks related to our dependence on third party suppliers; risks inherent with business acquisitions; the potential for losses resulting from asset impairment charges; risks associated with the ongoing adverse financial market environment and uncertainty in global economic conditions; changing political, economic and regulatory influences; government regulation; significant competition and market changes; variations in our quarterly operating results; potential inconsistencies in our sales forecasts compared to actual sales; volatility in the trading price of our common stock; and, our directors’ authority to issue preferred stock and the anti-takeover provisions in our corporate governance documents. Additional discussion of these and other risks, uncertainties and factors affecting the Company’s business is contained in the Company’s periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.

Investor Contact: Allan Kells, (816) 201-2445, akells@cerner.com

Media Contact: Kelli Christman, (816) 885-4342, kelli.christman@cerner.com

Cerner’s Internet Home Page: www.cerner.com

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CERNER CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

For the three and nine months ended October 1, 2011 and October 2, 2010

(unaudited)

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	2011 (1)	2010 (1)	2011 (1)	2010 (1)
Revenues
System sales	$188,698	$133,439	$486,222	$386,292
Support, maintenance and services	371,467	321,289	1,067,791	939,909
Reimbursed travel	11,475	7,955	33,514	23,820

Total revenues	571,640	462,683	1,587,527	1,350,021

Margin
System sales	104,430	76,043	281,968	231,205
Support, maintenance and services	346,746	307,492	995,933	893,373

Total margin	451,176	383,535	1,277,901	1,124,578

Operating expenses
Sales and client service	220,177	189,320	631,738	566,943
Software development	72,544	67,257	213,478	202,024
General and administrative	38,063	32,966	110,621	99,611

Total operating expenses	330,784	289,543	955,837	868,578

Operating earnings	120,392	93,992	322,064	256,000

Interest income	4,120	1,766	11,547	7,571
Interest expense	(1,350)	(1,679)	(3,926)	(5,280)
Other income (expense), net	5	5	45	(566)

Total other income, net	2,775	92	7,666	1,725

Earnings before income taxes	123,167	94,084	329,730	257,725
Income taxes	(44,332)	(33,212)	(114,295)	(91,090)

Net earnings	$78,835	$60,872	$215,435	$166,635

Basic earnings per share	$0.47	$0.37	$1.28	$1.01

Basic weighted average shares outstanding	169,140	165,095	168,343	164,559

Diluted earnings per share	$0.45	$0.36	$1.24	$0.98

Diluted weighted average shares outstanding	174,283	170,721	173,656	170,546

Note 1: Operating expenses for the three and nine months ended October 1, 2011 and October 2, 2010 include share-based compensation expense. The impact of this expense on net earnings is presented below:

	Three Months Ended		Nine Months Ended
	2011	2010	2011	2010
Sales and client service	$3,554	$2,944	$9,390	$7,723
Software development	2,161	1,861	6,422	4,903
General and administrative	1,800	1,745	5,632	5,277

Total share-based compensation	7,515	6,550	21,444	17,903
Amount of related income tax benefit	(2,875)	(2,440)	(8,182)	(6,669)

Net impact on net earnings	$4,640	$4,110	$13,262	$11,234

Decrease to diluted earnings per share	$0.03	$0.02	$0.08	$0.07

CERNER CORPORATION AND SUBSIDIARIES

RECONCILIATION OF GAAP RESULTS TO NON-GAAP RESULTS 1

For the three and nine months ended October 1, 2011 and October 2, 2010

(unaudited)

RECONCILIATION OF ADJUSTED NET EARNINGS AND ADJUSTED DILUTED

EARNINGS PER SHARE TO GAAP NET EARNINGS AND DILUTED EARNINGS PER SHARE 1

(In thousands, except per share data)	Three Months Ended		Nine Months Ended
	2011	2010	2011	2010
Net Earnings
Net earnings	$78,835	$60,872	$215,435	$166,635
Share-based compensation expense[2]	7,515	6,550	21,444	17,903
Income tax benefit of share-based compensation[2]	(2,875)	(2,440)	(8,182)	(6,669)

Adjusted net earnings (non-GAAP)	$83,475	$64,982	$228,697	$177,869

	Three Months Ended		Nine Months Ended
	2011	2010	2011	2010
Diluted Earnings Per Share
Diluted earnings per share[2]	$0.45	$0.36	$1.24	$0.98
Share-based compensation expense (net of tax)[2]	0.03	0.02	0.08	0.07

Adjusted diluted earnings per share (non-GAAP)	$0.48	$0.38	$1.32	$1.05

RECONCILIATION OF GAAP OPERATING CASH FLOW TO NON-GAAP FREE CASH FLOW 1

(In thousands)	Three Months Ended		Nine Months Ended
	2011	2010	2011	2010
Cash flows from operating activities	$129,177	$118,956	$377,805	$334,697
Capital purchases [3]	(23,925)	(19,330)	(75,602)	(75,341)
Capitalized software development costs [3]	(20,772)	(20,535)	(61,827)	(61,783)

Free cash flow (non-GAAP)	$84,480	$79,091	$240,376	$197,573

Note 1: The presentation of Adjusted Net Earnings and Free Cash Flow, non-GAAP financial measures, are not meant to be considered in isolation, nor as a substitute for, or superior to, Generally Accepted Accounting Principles (GAAP) results and investors should be aware that non-GAAP measures have inherent limitations and should be read only in conjunction with the Company’s consolidated financial statements prepared in accordance with GAAP. Adjusted Net Earnings and Free Cash Flow may also be different from similar non-GAAP financial measures used by other companies and may not be comparable to similarly titled captions of other companies due to potential inconsistencies in the method of calculations. The Company believes that Adjusted Net Earnings and Free Cash Flow are important to enable investors to better understand and evaluate its ongoing operating results and allows for greater transparency in the review of its overall financial, operational and economic performance.

Note 2: The Company provides earnings with and without share-based compensation expense because earnings excluding this expense is used by management along with GAAP results to analyze its business, make strategic decisions and for management compensation purposes.

Note 3: The Company provides cash flow with and without capital purchases and software development cost because operating cash flows excluding these expenditures is used by management along with GAAP results to analyze its earnings quality and overall cash generation of the business.

CERNER CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

As of October 1, 2011 (unaudited) and January 1, 2011

(In thousands)	2011	2010
Assets

Cash and cash equivalents	$231,194	$214,511
Short-term investments	524,011	356,501
Receivables, net	548,048	476,905
Inventory	12,286	11,036
Prepaid expenses and other	97,033	83,272
Deferred income taxes	10,560	3,836

Total current assets	1,423,132	1,146,061

Property and equipment, net	493,594	498,829
Software development costs, net	247,037	244,848
Goodwill	187,857	161,374
Intangible assets, net	55,323	38,468
Long-term investments	334,765	264,467
Other assets	101,860	68,743

Total assets	$2,843,568	$2,422,790

Liabilities and Shareholders’ Equity

Accounts payable	$79,345	$65,035
Current installments of long-term debt	34,560	24,837
Deferred revenue	137,924	109,351
Accrued payroll and tax withholdings	93,411	86,921
Other accrued expenses	32,262	19,788

Total current liabilities	377,502	305,932

Long-term debt and other obligations	99,281	67,923
Deferred income taxes and other liabilities	147,518	126,215
Deferred revenue	11,913	17,303

Total liabilities	636,214	517,373

Shareholders’ Equity
Common stock	1,694	1,681
Additional paid-in capital	710,926	616,972
Retained earnings	1,506,270	1,290,835
Accumulated other comprehensive loss, net	(11,656)	(4,191)

Total Cerner Corporation shareholders’ equity	2,207,234	1,905,297
Noncontrolling interest	120	120

Total shareholders’ equity	2,207,354	1,905,417

Total liabilities and shareholders’ equity	$2,843,568	$2,422,790